Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MAXIMUS, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-88012, 333-41871, 333-62380, 333-75263, 333-136400, 333-41867, 333-122711, 333-41869 and 333-217657) on Form S-8 of MAXIMUS, Inc. of our report dated November 15, 2018, with respect to the combined balance sheets of General Dynamics Contact Center Business as of December 31, 2017 and 2016, and the related combined statements of earnings, net parent investment, and cash flows for each of the years in the two-year period ended December 31, 2017, which report appears in the Form 8‑K of MAXIMUS, Inc. dated January 16, 2019.

/s/ KPMG LLP

Boston, Massachusetts
January 16, 2019